Exhibit 10.1

[Letterhead of World Fuel Services]

April 11, 2014

Re:  Amendment No. 2 to Employment Agreement

Dear Mr. Stebbins,

This letter amends the terms of the Agreement by and between you and World Fuel Services Corporation (the “Company”), dated March 14, 2008, as it may be amended from time to time (the “Employment Agreement”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

You and the Company desire to amend the Employment Agreement to, among other things, reflect (a) the non-renewal of the Employment Term after the Expiration Date, and (b) the change in your title, duties and responsibilities as set forth below.  Accordingly, in accordance with Section 14(a) of the Employment Agreement, the parties hereby agree to amend the terms of the Employment Agreement as set forth in this amendment.  This amendment will become effective immediately upon execution by both parties.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other agreement that relates to your employment:

1.                                      Non-Renewal.  This letter constitutes notice by the Company of non-renewal of the Employment Term in accordance with Section 1 of the Employment Agreement.  As a result, you and the Company hereby agree and acknowledge that the current Employment Term will expire on January 1, 2015, which is the current Expiration Date (subject to earlier termination as provided in Section 4 of the Employment Agreement).

2.                                      Employment.  You and the Company hereby agree that, effective immediately after the Company’s annual meeting of shareholders to be held on May 29, 2014, you shall: (a) no longer serve as Executive Chairman or an officer of the Company, (b) continue to faithfully and diligently perform all services as may be assigned to you by the Board and (c) continue to report to the Board and exercise such power and authority as may from time to time be delegated to you by the Board.

3.                                      Good Reason.  For the avoidance of doubt, you hereby agree that the changes to your title, position, duties, authority, responsibilities, and status, in each case as a result of the change in your position shall not serve as the basis for you to terminate employment for Good Reason.

4.                                      Full Force and Effect.  Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect.

5.                                      Governing Law/Jurisdiction.  The validity and effect of this amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.  Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the Employment Agreement or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

6.                                      Counterparts.  This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.                                      Entire Agreement.  This amendment, together with the Employment Agreement, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

April 11, 2014	WORLD FUEL SERVICES CORPORATION

By:	/s/ R. Alexander Lake

Name: R. Alexander Lake
Title: Senior Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Paul H. Stebbins
Name: Paul H. Stebbins